University of Georgia Research Foundation, Inc.
EAU Technologies, Inc.
SETTLEMENT AND LICENSE AMENDMENT

This **Settlement and License Amendment** of March 7th , 2008 ("Effective Date"), is between the **University of Georgia Research Foundation, Inc.**, a nonprofit Georgia corporation with offices at the Boyd Graduate Studies Research Center, Athens, Georgia 30602-7411, U.S.A. ("UGARF") and **EAU Technologies, Inc.**, a Delaware corporation with offices at 1890 Cobb International Blvd., Ste A. Kennesaw, GA 30152 ("Licensee") (collectively "the Parties").

Background

The Parties entered an agreement on June 18, 2002 ("Original License"), under which certain UGARF patent rights were licensed to Licensee. A copy of the Original License is attached and incorporated into this Agreement. Due to changing business conditions and for other reasons, the Parties desire to amend the Original License in part and to resolve a dispute between the Parties over sublicense fees.

NOW, THEREFORE, for and in consideration of the mutual covenants and the premises herein contained, the parties, intending to be legally bound, hereby agree as follows.

Article 1. Settlement and Release

1.1 Licensee on September 16, 2005 sublicensed all of its technology, patens, trademarks and application knowledge including the UGARF patent rights to Water Science, LLC, 1800 N.W. 89th Place, Miami, FL 33172 ("Sublicensee") for a fee of $1 million. Article 4.2 of the Original License states: "LICENSEE shall pay UGARF twenty-five (25%) of any fees or payments paid to LICENSEE by a sublicense [sic] as consideration for a sublicense grant." UGARF has demanded $250,000 under Article 4.2, and to date Licensee has refused to pay same. The Parties have a dispute over the value of the UGARF patent rights to the sublicense, and desire to compromise and settle fully and finally all disputes between them and any and all claims, demands, or causes of action which have been or could have been brought or could be brought by either party against the other, known or unknown, arising out of any of their acts, omissions, or conduct in connection with the Original License and sublicense payment obligations.

1.2 In full settlement of such dispute, Licensee shall pay to UGARF $65,000, of which $25,000 has been paid to date. The remaining $40,000 shall be paid in four equal installments of $10,000 each due on the first day of the calendar quarters of 2008 aside from the initial payment, which is due within ten (10) days of the Effective Date hereof. Payment shall be made as instructed in the Original License.

1.3 Upon full payment of all the sums in Article 1.2, UGARF, its board, officers, agents and assigns, hereby fully release, covenant not to sue, acquit and forever discharge Licensee, its board, officers, shareholders, employees, members, associates, agents, and affiliates, from all actions, causes of action, claims, demands or liability which have been or could have been brought or could be brought for damages, costs, loss of use, loss of services, expenses, compensation, consequential damages, punitive damages, attorneys fees, or any other thing whatsoever, in law or equity, known or unknown or suspected to exist,

on account of or in any way growing out of the sublicense dispute identified in Article 1.1.

1.4 Licensee, on behalf of itself and its officers, directors, shareholders, and employees, hereby fully releases, covenants not to sue, acquits and forever discharges UGARF from and all actions, causes of action, claims, demands or liability which have been or could have been brought or could be brought for damages, costs, loss of use, loss of services, expenses, compensation, consequential damages, punitive damages, attorneys fees, or any other thing whatsoever, in law or equity, known or unknown or suspected to exist, on account of or in any way growing out of the sublicense dispute identified in Article 1.1.

1.5 The Parties each covenant and agree that they respectively have the authority to enter into this settlement and the signatories below have been duly authorized to sign this Agreement on their behalf. This Agreement shall inure to the benefit of, and be binding upon, any successor, assignee or heir of either party.

1.6 The settlement provisions in Article 1 shall be governed by and interpreted under Georgia law, excluding its choice of laws rules. Any dispute regarding this settlement provision shall be adjudicated in the appropriate courts of Athens-Clarke County, Georgia. The Parties hereby consent to the personal jurisdiction of such courts.

Article 2. Amendments to Original License

The Parties hereby amend the Original License as follows:

2.1 **Article 4.2, Sublicensing Fee, shall be deleted and the following added to replace it:** LICENSEE shall pay to UGARF ten percent (10%) of any fees, payments or other consideration it may receive from a sublicense granted under Article 2.3.

2.2 **Article 4.3, Royalties, shall be deleted and the following added to replace it:** As partial consideration for the license granted to LICENSEE under this Agreement, LICENSEE shall pay to UGARF the following royalties, calculated on the Net Selling Price of all Licensed Products Sold by LICENSEE or its sublicensees during the term of this Agreement:

a. 5% on sales under $3 million;
b. 4% on sales from $3 million up to $7 million;
c. 3% on sales from $7 million up to $10 million;
d. 2% on sales of $10 million and over.

Royalties shall be payable on the full Net Selling/Leasing Price of Licensed Products regardless of the portion in a combination product that is attributed to UGARF's Primacide C technology, or other technologies covered by a UGARF patent license.

Royalties shall be due and payable on a quarterly basis on September 30, December 31, March 31, and June 30 of each License Agreement Year.

2.3 **Article 4.6, Reduction in Royalty, shall be deleted and the following added to replace it:** In the event that no Valid Claim issues or a court of competent jurisdiction rules that no Valid Claim exists, the royalty percentages set forth in Article 4.3 shall be each reduced by half for the remainder of the term of this Agreement.

Article 3. Termination and Integration

3.1 The Original License shall terminate without further notice to Licensee upon the failure of Licensee to deliver any installment payment under this License Amendment within 30 days of Licensee's receipt of written notice from Licensor that an installment payment is overdue.

3.2 No modification, amendment or waiver of any provisions of this License Amendment shall be effective unless approved in writing by the Parties.

3.3 Waiver by a party of a breach of any provision of this License Amendment does not constitute a waiver of any succeeding breach of the same or any such provision nor constitute a waiver of the responsibility or obligation itself. If any provision of this License Amendment is declared void, invalid, or unenforceable, it shall have no effect on the validity or enforceability of any other provision hereof.

3.4 Except as modified herein, the Original License and all Licensee's obligations therein is and remains of full force and effect. In case of a conflict of interpretation between this License Amendment and the Original License, this License Amendment shall prevail.

IN WITNESS WHEREOF, UGARF and Licensee have caused this Agreement to be signed by their duly authorized representatives.

University of Georgia Research Foundation, Inc.

[signature]

Dr. ~~David C. Lee, Executive Vice President~~
SOHAIL MALIK, Director TCO

EAU Technologies, Inc.

[signature]

Wade Bradley, CEO

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WB